UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                             Orphan Medical, Inc.
________________________________________________________________________________
                               (Name of Issuer)


                                 COMMON STOCK
________________________________________________________________________________
                          (Title of Class Securities)


                                   687303107
                     ____________________________________
                                (CUSIP Number)


                                 July 19, 2002
________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



..........................
CUSIP No.  687303107
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Cannell Capital LLC
      94-3366999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      California

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   449,922
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   449,922
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      449,992
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      4.3%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IA
--------------------------------------------------------------------------------


..........................
CUSIP No.  687303107
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      J. Carlo Cannell

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   449,922
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   449,992
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      449,992
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      4.3%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IN, HC
--------------------------------------------------------------------------------


..........................
CUSIP No.  687303107
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      The Anegada Fund Limited

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Cayman Islands

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   72,279
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   72,279
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      72,279
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      0.7%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      CO
--------------------------------------------------------------------------------



..........................
CUSIP No.  687303107
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Tonga Partners, L.P.
      94-3164039

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power

                   270,994


  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power

                   270,994
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      270,994
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      2.6%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------


..........................
CUSIP No.  687303107
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      GS Cannell Portfolio, LLC
      98-0232642

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   76,747
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   76,747
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      76,747
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      0.7%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      OO
--------------------------------------------------------------------------------


..........................
CUSIP No.  687303107
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Pleiades Investment Partners, L.P.
      23-2688812

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   29,702
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   29,702
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      29,702
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      0.3%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------


..........................
CUSIP No.  687303107
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      George S. Sarlo 1995 Charitable Remainder Trust
      94-6685897

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      California

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   200
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   200
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      200
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      0.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      OO
--------------------------------------------------------------------------------




Item 1.

    (a) Name of Issuer

        Orphan Medical, Inc.


    (b) Address of Issuer's Principal Executive Offices

        13911 Ridgedale Drive, Suite 250
        Minnetonka, MN 55305

Item 2.

    (a) Name of Person Filing

        This statement is being filed by (i) Cannell Capital, LLC, a California limited liability company and registered investment adviser ("IA"), (ii) J. Carlo Cannell ("Managing Member"), (iii) The Anegada Fund Limited ("Anegada"), (iv) Tonga Partners, L.P. ("Tonga"),
        (v) GS Cannell, LLC("GS Cannell"), (vi) Pleiades Investment Partners, LP ("Pleiades"), and (vii) George S. Sarlo 1995 Charitable Remainder
        Trust ("Trust") (collectively, the "Reporting Persons"). Managing
        Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

        IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

        Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness or such information concerning any other Reporting Person.

    (b) Address of Principal Business office or, if None, Residence

        IA's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        Managing Member's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        Anegada's principal business office is located at:
        c/o Bank of Butterfield International (Cayman) Ltd., 68
        Fort Street, PO Box 705, George Town, Grand Cayman, Cayman Islands

        Tonga's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        GS Cannell's principal business office is located at:
        701 Mount Lucas Road, CN 850, Princeton, NJ 08542

        Pleiades' principal business office is located at:
        6022 West Chester Pike, Newtown Square, PA 19073

        Trust's principal business office is located at:
        750 Battery Street, Suite 700, San Francisco, CA 94111

    (c) Citizenship

        Item 4 of each cover page is incorporated by reference

    (d) Title of Class Securities

        Common

    (e) CUSIP Number

        687303107

Item 3. If this statement is filed pursuant to ss 240.13d-1(b), or ss 240.13d-2(b) or (c), check whether the person filing is a:

        (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b)    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
        (e)    An investment adviser in accordance with ss
               240.13d-1(b)(1)(ii)(E).
        (f) An employee benefit plan or endowment fund in accordance with ss 240.13d-1(b)(ii)(F).
        (g) A parent holding company or control person in accordance with ss 240.13d-1(b)(1)(ii)(G).
        (h)    A savings association as defined in Section 3(b) of the
               Federal Deposit Insurance Act (12 U.S.C. 1813).
        (i)    A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
        (j)    Group in accordance with ss 240.13d-1(b)(ii)(J).

Item 4. Ownership

        Common Stock:

            Items 5-9 and 11 of each cover sheet are incorporated by reference


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        IA, a registered investment adviser, and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. No single investment advisory client of IA owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable

Item 8. Identification and Classification of Members of the Group.
        See Exhibit A

Item 9. Notice of Dissolution of Group.
        Not Applicable.

Item 10.    Certification:

        (a) The following certification shall be included if the statement is filed pursuant to ss~240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
Date:  July 31, 2002
                          CANNELL CAPITAL LLC

                                     /s/ J. Carlo Cannell
                          __________________________________________
                               J. Carlo Cannell, Managing Member

                          J. CARLO CANNELL

                                     /s/ J. Carlo Cannell
                          __________________________________________
                                       J. Carlo Cannell

                          THE ANEGADA FUND LIMITED

                                     /s/ J. Carlo Cannell
                          __________________________________________
                               J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          TONGA PARTNERS, L.P.

                                     /s/ J. Carlo Cannell
                          __________________________________________
                               J. Carlo Cannell, Managing Member
                              Cannell Capital LLC, General Partner

                          GS CANNELL, LLC

                                     /s/ J. Carlo Cannell
                          __________________________________________
                               J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          PLEIADES INVESTMENT PARTNERS, LP

                                    /s/ J. Carlo Cannell
                          __________________________________________
                               J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          GEORGE S. SARLO 1995 CHARITABLE
                          REMAINDER TRUST

                                   /s/ J. Carlo Cannell
                          __________________________________________
                               J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser


EXHIBIT A


           Identification and Classification of Members of the Group


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

              Name                       Classification
Cannell Capital LLC              California limited liability
                                 company, Investment Adviser
J. Carlo Cannell                 Individual, control person of
                                 Cannell Capital LLC
The Anegada Fund Limited         A Cayman Islands company
Tonga Partners, L.P.             A Delaware limited partnership
GS Cannell, LLC                  A Delaware limited liability
                                 company
Pleiades Investment Partners, LP A Delaware limited partnership George S. Sarlo 1995 Charitable A charitable trust organized
Remainder Trust                  in California